Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-158327) pertaining to the PVH Associates Investment Plan of our report dated June 27, 2016, with respect to the financial statements of the PVH Associates Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2015.

/s/ SPIELMAN KOENIGSBERG & PARKER, LLP

SPIELMAN KOENIGSBERG & PARKER, LLP

June 27, 2016